UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 7, 2007

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 2, 2007, Epicor Software Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with UBS Securities LLC and Lehman Brothers Inc., representing the underwriters listed on Schedule A to the Underwriting Agreement (collectively, the “Underwriters”) for the issuance and sale by the Company of $200 million aggregate principal amount of the Company’s 2.375 % convertible senior notes due 2027 (the “Notes”), pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-142523). The Notes are being sold to the Underwriters at a price of $1,000 per Note, less an underwriting discount of $30 per Note. The Company also granted the Underwriters an option to purchase up to an additional $30 million aggregate principal amount of Notes solely to cover over-allotments. The Company received notice on May 7, 2007 that the Underwriters had exercised the over-allotment option in full. The Company expects net proceeds from the sale of the Notes of approximately $222.3 million, including net proceeds as a result of the exercise by the Underwriters of their over-allotment option. A copy of the Underwriting Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Notes will be issued pursuant to an Indenture to be entered into between the Company and US Bank, NA. The offering is expected to close on May 8, 2007, and is subject to customary closing conditions.

Amendment to Credit Agreement

The Company entered into First Amendment to Credit Agreement (the “Amendment”), dated as of May 1, 2007, among the Company, the lenders party thereto, and KeyBank National Association, as Administrative Agent, Sole Book Manager and Letter of Credit Issuing Lender (the “Administrative Agent”). The Amendment amends the Credit Agreement, dated as of March 30, 2006, among the Company, the lenders party thereto, the Administrative Agent and Bank of America, N.A., as Documentation Agent (the “Credit Agreement”). The Amendment added a new category of indebtedness permitted under the Credit Agreement with respect to up to $230 million aggregate principal amount of the Company’s senior convertible notes due 2027. A copy of the Amendment is attached hereto as Exhibit 10.2 to this report and is incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On May 3, 2007, the Company issued a press release announcing the pricing of its previously-announced offering of the Notes. The Notes will pay interest semiannually at a rate of 2.375% per annum until May 15, 2027. The Notes will be convertible in certain circumstances, into cash up to the principal amount, and any conversion value above the principal amount will be convertible, at the Company’s option, into cash or shares of common stock, at an initial conversion rate of 109.6491 shares per $1,000 principal amount of notes (which represents an initial conversion price of $9.12 per share). In addition, the Underwriters have an over-allotment option to purchase up to an additional $30 million aggregate principal amount of notes within 30 days of the initial issuance of the notes. As described in Item 1.01 above, the Company received notice on May 7, 2007 that the Underwriters had exercised the over-allotment option in full. A copy of the press release is being furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. The information in this Report will not be deemed as an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Underwriting Agreement, dated as of May 2, 2007 between the Company, UBS Securities LLC and Lehman Brothers Inc.

10.2	First Amendment to Credit Agreement, dated as of May 1, 2007, among the Company, the lenders party thereto, and KeyBank National Association, as Administrative Agent, Sole Book Manager and Letter of Credit Issuing Lender

99.1	Press release dated May 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: May 7, 2007	By:	/s/ John D. Ireland
John D. Ireland
Sr. Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Underwriting Agreement, dated as of May 2, 2007 between the Company, UBS Securities LLC and Lehman Brothers Inc.

10.2	First Amendment to Credit Agreement, dated as of May 1, 2007, among the Company, the lenders party thereto, and KeyBank National Association, as Administrative Agent, Sole Book Manager and Letter of Credit Issuing Lender

99.1	Press release dated May 3, 2007